Third Quarter 2020 Financial Results and Dividend Payment

FHLBank Pittsburgh announced today the following third quarter 2020 financial highlights:
•Net income of $57.4 million
•Advances of $35.8 billion
•Retained earnings at $1.4 billion

These results reflect our membership’s activity and allow the cooperative to set aside $6.8 million for our affordable housing programs.

Additionally, FHLBank’s Board of Directors declared quarterly dividends of:
•6.25% annualized on activity stock
•3.00% annualized on membership stock

Dividends will be calculated on your institution’s average capital stock held from July 1 to Sept. 30, 2020, and will be credited to your Demand Deposit Account tomorrow, Oct. 30. To estimate the amount of your institution’s dividend payment, please use the Capital Stock Dividend Calculator on Bank4Banks®.

Even with lower member advance levels and net income, the dividend rates demonstrate that FHLBank continues to return value to its members. We will continue to assess the potential impact of the market and business conditions on FHLBank’s financial performance and future dividends. Those conditions can be unpredictable, and their impact on FHLBank’s results of operations and financial condition may result in the potential for lower dividend levels.

More information is included in the attached release. As a reminder, our quarterly member conference call is scheduled for Tuesday, Nov. 3, at 9 a.m. Click here to register for the call.

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October 29, 2020 | 20-119